Exhibit 99.1

SB Financial Group
Q4 and Full Year 2018 Earnings Conference Call
January 25, 2019 at 10:00 a.m. Eastern

CORPORATE PARTICIPANTS Melissa Martin – Investor Relations Mark Klein - Chairman, President and Chief Executive Officer Tony Cosentino – Chief Financial Officer Jon Gathman - Senior Lending Officer

PRESENTATION

Operator

Good morning, and welcome to the SB Financial Group Fourth Quarter and Full Year 2018 Earnings Conference Call. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star key followed by zero. After today’s presentation there will be an opportunity to ask questions. To ask a question, you may press star, then one on your telephone keypad. To withdraw your question, please press star, then two. Please note that this event is being recorded.

I would now like to turn the conference over to Melissa Martin. Please go ahead.

Melissa Martin

Good morning, everyone. I would like to remind you that this conference call is being broadcast live over the internet and will be archived and available on our website at www.yoursbfinancial.com under Investor Relations.

Joining me this morning are Mark Klein, Chairman, President, and CEO; Tony Cosentino, Chief Financial Officer; and Jon Gathman, Senior Lending Officer.

This call may contain forward-looking statements regarding SB Financial’s performance, anticipated plans, operational results, and objectives. Forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied on our call today. We have identified a number of different factors within the forward-looking statements at the end of our earnings release, which you are encouraged to review. SB Financial undertakes no obligation to update any forward-looking statement, except as required by law, after the date of this call. In addition to the financial results presented in accordance with GAAP, this call will also contain certain non-GAAP financial measures.

I will now turn the call over to Mr. Klein.

Mark Klein

Thank you, Melissa, and good morning everyone. Thank you for joining Tony, Jon, and me for our Fourth Quarter and Full Year 2018 Call and Webcast. In addition to our comments today on our quarterly and annual performance, please reference our earnings release that we filed yesterday as well.

Highlights for this quarter and full year, excluding the effects of a one-time fourth quarter 2017 deferred tax liability, just for comparative purposes only, include net income for the quarter of $3 million, a 27% improvement. For the year net income was $11.6 million or $2.3 million over the prior year, representing a 24% improvement. Return on average assets for the quarter, 1.19%, up 13 basis points, or 12%. For the year return on average assets, 1.23%, up 13 basis points, or 12%.

Diluted earnings per share for the quarter were $0.37 per share, in line with the prior year quarter. For full year fully diluted EPS were $1.51, for an increase of $0.04, or 2.5%.

Operating revenue expanded to $12.5 million, up $800,000, or 6.8%. On a full year basis, operating revenue increased to nearly $50 million, $49.9 million, up $4.3 million, representing an expansion of over 9.4%.

Loan balances were essentially flat with the linked quarter at $772 million and represents a full year expansion of $75.3 million, or nearly 11% growth this year. Deposits grew $13 million, or 1.7% for the quarter, and over $72 million, or 10% for the entire year. Expenses were up 0.7% from the linked quarter and up 9.2% over the prior year, and we’ll talk a bit more about that shortly.

Mortgage origination volume increased by $6.7 million, or 9.3%, and for the year volume was $342 million, for an 8.3% expansion, representing an increase of over $26 million over the prior year.

As we’ve reported in a number of quarters before, asset quality metrics for SBFG remained quite strong. SBA loan volume expanded 87% to $1.7 million and delivered gains of nearly $300,000. For the year, originations were $16.4 million, or $815,000 over the prior year, representing a 5% expansion. Gains were in line with prior year, as sale premiums contracted slightly.

The focus of our efforts continues to rest in our five key strategic initiatives, as we’ve discussed for many quarters: revenue diversity for that earnings stability that we consistently look for; organic growth for scale; broader product set for scope; customized service levels and better communication channels for operational excellence; and finally, the asset quality that I mentioned briefly to ensure higher performance.

First, revenue diversity; this quarter we delivered $3.9 million from fee-based business lines, or 31% of our total revenue, down slightly from the September quarter and a bit lower from the prior year. Over the past several years we have averaged approximately 40% of our revenue and non-interest income. This number declined this year because of lower mortgage volume, net growth and new assets under our care in wealth management, and the larger balance sheet that delivered greater net interest margin.

To augment our existing strategy to grow and diversify non-interest income, we will be announcing our acquisition of a commercial-related fee-based business line in the first quarter. Our longer-term goal is to continue to deliver pure leading non-interest income through our key business lines that we discussed a number of quarters, SBA and mortgage lending, managing assets under our care in wealth management, deposit services, and more value-added-related services to our private client group, clients, as well as business clients.

Our SBA production continues to provide diversity to our fee-based business lines. SBA gains are up substantially over 2015 and 2016, delivering $1.1 million in loan sale gains and over $700,000 in corporate bottom-line contribution. To ensure we continue to grow this key four-year-old business line for our company, we now have experienced dedicated business development officers in four regional markets, of Toledo, Fort Wayne, Columbus, and Westlake, Ohio.

In order to deliver a more intimate process for our clients, beginning in 2019, all SBA loans greater than $350,000 will originate through these designated professionals. Additionally, as of third quarter of 2018 we also now have eight small business bankers on the street combing for business deposits, treasury management services, and smaller balance SBA credits less than $350,000. These small business bankers have been reassigned from office operations and oversight to business development and client intimacy.

Since inception of our business line strategy for SBA in 2014 we have generated over $60 million in guaranteed loans, sold over $37 million, and now service an unsold portfolio on our books of over $12 million, with a weighted average yield of 7.7%. With $30 million in annual volume in sight, we remain focused on achieving a Top 100 status in the next several years among banks in the United States that originate SBA credits.

Our mortgage lending business line continued to deliver the majority of our non-interest income, or approximately 49% of our total non-interest income of $16.6 million, or $8.2 million. As a result, it accounted for over $1.8 million in bottom-line contribution, representing a ROA contribution of 19 basis points. This revenue represents a solid year of production of $342 million and represents a $26 million expansion over the prior year.

Diversity of our production is meaningful, as Columbus produced nearly $200 million, Findlay $56 million and Defiance region $88 million. We now have 21 mortgage lenders in our footprint, with prospects for 25 by the second quarter of this year.

Wealth management continues to remain a focus for our company. This year total assets under our care expanded to $423 million, up from $350 million three years ago. Total revenue of $2.9 million was constrained due to market volatility and client annuitizations, but net income contribution to the corporation remained consistent, at 5 basis points of our ROA, or $525,000. We remain well positioned in this business line to deliver on our longer-term vision of $700 million in assets under our care by 2021 with dedicated professionals now in our growth markets of Fort Wayne, Toledo, Findlay, Westlake and soon Columbus, Ohio.

The balance of our non-interest income, or $2.7 million, comes from deposit services, interchange fees and debit cards. We intend to lever our small business bankers in each of our markets to drive deposit services and balances, including service metrics, to a much higher level. Our goal with these small business bankers, the eight that I mentioned, is to elevate the client experience and more fully meet their needs by delivering larger bank products and services in a community bank environment and platform.

Our second key initiative remains to scale up. Organic balance sheet growth has enabled us to add scale and improve efficiency. This quarter, we expanded total assets by $6.7 million and over $109 million for the year, for an improvement of over 12.5%. Loan balance growth of $75 million provided the majority of the balance sheet expansion. Loan growth came from seven of our nine markets, with the majority emerging from the commercial C&I arena of $26 million, and variable rate mortgages $36 million; collectively from all lending lines, $75 million, or 10.8% growth.

With 17 commercial and SBA lenders in the field, coupled with those eight redirected small business bankers, we’re optimistic about our plans to drive organic growth in loans and deposits to further improve efficiency and maintain our strong performance. One key initiative we announced last year was our leasing program. To date, we have done just $1.3 million as of year-end, but our prospects for an additional $12 million in 2019 are well within our capacity and our expectations.

Deposit growth fueled our loan demand. This quarter, we grew deposits to $803 million, or 1.66% for the quarter and over $73 million, or 10% for the year. The deposit gathering strategy we launched last quarter continues to gain traction. We have complemented our in-office retail staff with treasury management professionals, including those eight small business loan and deposit development officers and our 17 commercial lenders across our 15-county footprint.

Additionally, we also now have 143 remote capture clients in and around our footprint that have enabled us to utilize our technology to drive organic balance sheet growth. At this juncture of the economic and credit cycle, we are patient with our lending appetite, but clearly impatient for deposit gathering strategy initiatives. In fact, we’re excited about another new deposit gathering initiative we will be announcing in the first quarter of 2019 designated to mitigate other competitive disadvantages.

Third is our strategy to develop deeper relationships. Our retail staff continues to own the onboarding process to new clients and the re-boarding efforts to existing clients. To ensure we’re communicating with our clients in a manner and means and a time of their choice, we’ll be launching a new contact center later this year. Our goal is to provide real-time anytime assistance to clients in need. Our service levels to date have enabled us to drive our household expansion to 29,562, or a 3.4% expansion over the prior year. This growth brings with it almost 2,000 new products, for a 3.27% expansion and over 3,000 new services or 6.6% growth over the prior year.

We recently announced the restructuring of our entire loan and deposit servicing departments under the direction of our new Chief Technology Innovation and Operations Officer, Ernesto Gaytan. Our goal is to drive operational excellence, as we allocate scarce resources to these key process and priorities to improve client intimacy.

The synergies between our business lines is evident in our dynamic referral process. As we uncover client needs, our bankers ensure that we are expanding relationships with both new and existing clients. Our results in 2018 were quite strong, as we added nearly $93 million in new business of sorts from over 1,000 close referrals; 2018, in fact, was our second highest level of referrals in the last five years. Working inter-dependently amongst our business line pays dividends.

Operational excellence remains our fourth key theme. With over 96% of our mortgage volume coming from new clients to State Bank, we were able to increase our number of loans serviced to nearly 7,600, representing a servicing portfolio that now stands at nearly $1.1 billion and generates over $2.6 million of servicing revenue. Clearly, fee income is the primary driver of the mortgage lending strategy, but expanding our reach into an additional 1,700 loan client households generated annually adds strength to our initiative. Our intent is to continue to deploy well-trained staff in existing and new markets to deliver our vision of producing $500 million annually in the coming years.

Our newest market in Indianapolis, Indiana is now online, and produced its first residential mortgage in December of 2018. Our goal for Indianapolis is to replicate the success we have experienced in a similar market of Columbus, Ohio, where our seasoned staff and personalized service have lifted us to the rank of fifth place in the market in residential mortgage volume in just ten years.

Recently, the Federal Reserve Bank of Cleveland confirmed and formally recognized our desire and capacity to service the needs of each of our communities appropriately. As such, we have now begun to deepen our managerial bench strength in our operations and compliance arenas as we prepare for not only additional organic growth but also potentially merger and acquisition opportunities. We are confident we have the right people, the right products and the right business model to grow to our longer-term vision of $2 billion and above and beyond.

Our fifth and final key initiative, before I turn it over to Tony, is asset quality. Non-performing assets 0.4%, pass-through loans 0.65%, 0.38% excluding non-accrual loans, net charge-offs for the quarter were $321,000, and $362,000 for the year. These are all well above our more traditional levels and reflect the stress of a couple of SBA credits, that we will discuss shortly. Our reserve to non-performing coverage remains healthy at 213%. Overall, we’re pleased with our portfolio metrics, but certainly remain cautious as we grow our balance sheet.

Those are a few high-level comments. Now I’ll turn it over to Tony Cosentino to give us a little insight on the metrics of our performance.

Tony Cosentino

Thanks Mark, and good morning again, everyone. Recapping our earnings, as Mark highlighted: net income of $3 million for the quarter, $0.37 per diluted EPS. Our prior year comparisons are impacted significantly by the $1.7 million one-time adjustment in December of 2017, due to our deferred tax liability.

For the full year, our adjusted results of $11.6 million in net income would be up 24%, or $2.3 million, as contrasted by the GAAP results of a 5% positive change or $0.6 million. Diluted EPS of $1.51 for the year is up 2.5%, or $0.04 per share. And this measure, of course, is impacted by the higher share count associated with the $30 million capital raise we completed in the first quarter of 2018.

Highlights for the quarter. Operating revenue flat from the prior year and down 6% from the linked quarter. Loan sales delivering gains of $1.9 million from mortgage, small business and agriculture, and mortgage volume of $78.8 million was higher by 9.3% from the fourth quarter of 2017.

As we look further at our income statement for the quarter, we begin with margin. Net interest income was up from the prior year by 12.5% and for the full year by 17.2%. Average loan yield for the quarter of 5.01% increased by 32 basis points from the prior year, with overall earning asset yield up 38 basis points to the prior year.

In addition to the balance sheet impact of higher loan and deposit balances, the four rate increases that have affected our interest income this year have driven yields higher. On the funding side, we continue to have experienced an increase in the cost of our interest-bearing liabilities, coming in at 1.15% for the quarter, up 46 basis points from the prior year, and up 15 basis points from the linked quarter.

Total interest expense costs in the quarter of $2 million have risen by $0.9 million, or 82% from the prior year, and for the full year of 2018 total interest expense of $6.2 million is up $2.1 million, or 51%. In addition to the general rise in rates and increased competition, we were very aggressive throughout the year on our pursuit of deposits from the private client business segment.

Net interest margin for both the full year in the fourth quarter was 3.95%. From the linked quarter in the prior year quarter, our margin stayed essentially flat. For the entire 2018 level, margin was approximately 15 to 20 basis points higher than where our margin has been in prior years, and that improvement was driven by our asset sensitivity, significantly higher loan volume, higher loan-to-deposit levels and the impact of our capital raise in early 2018.

As we look forward, our loan growth expectations will need to be funded internally at rates that will maintain current spreads. In 2019, I expect that our margin will trend back down toward our more historic level of 3.75% to 3.8%.

Total non-interest of income of $3.9 million was down slightly from both the prior year and the linked quarters. This is reflective of lower SBA gains, lower sale volume in the mortgage, and the sale of our DCM business in early 2018. This lower non-interest income was positively offset by our higher margin, resulting in favorable revenue growth for the company. For the full year total revenue of $49.9 million was up $4.3 million, or 9.4% from the prior year.

As we’ve discussed, sales of originated mortgage volume were $260.7 million, or $34 million lower in 2018 on average as compared to prior years. Due to the rate curve and changing client needs, we have retained a much higher percentage of our variable rate originations on our balance sheet. This has, however, driven NIM higher and certainly helped to offset the impact of the lower gain on sale numbers. This quarter’s new purchase volume was the highest all year, at 98%.

Total gains on sale for mortgage came in at $1.6 million in the quarter, which was 2.7% on our sold volume of $60.3 million. The servicing portfolio of $1.08 billion, as Mark indicated, provided revenue for the quarter of $673,000 and delivered $2.6 million in total revenue in 2018. The servicing portfolio has increased by $90 million, or 9% from the prior year.

Mortgage servicing rights market value remained level this part quarter, with a calculated fair value of 117 basis points, up just 3 basis points from the prior year, which did result in a slight $61,000 impairment. At year-end our mortgage servicing rights were $11.3 million, which is up $1.4 million or 14% from the prior year, and up 2% from the linked quarter.

Total temporary impairment remaining is just $211,000. Operating expenses for the quarter of $8.8 million were up $0.7 million, or 9.2% from the prior year, and compared to linked quarter, expenses were flat. The expense growth from the prior year is all from increased compensation and employee benefit expense. We have added ten positions to our company to supplement not only our SBA and mortgage sales efforts, but also necessary resources in operations and risk management.

For the full year operating expenses of $34.8 million are up $3.3 million, or 10.4%. Higher expenses for the year are reflective of the sale of our technology company, various tax reduction initiatives, compliance costs and additional staffing in operations and technology.

As we turn to the balance sheet, loans outstanding at December 31 stood at $772 million, which was 78.3% of the total assets of the company. We had growth of $75 million from the prior year and were flat from the linked quarter. Compared to the prior year, our loan book grew in every category, led by residential real estate with $36 million, followed by commercial growth of $25.6 million, and commercial real estate growing $8.6 million.

On the deposit side, we were up from the prior year by $73 million, a 10% growth rate, and up from the linked quarter by $13.2 million, or 1.7%. As we’ve discussed earlier, our growth in private client deposits, while funding our loan growth, has come with higher rate expectations. Deposit pricing is rising in all of our markets with elevated competition and higher funding needs. We forecast that our deposit costs will continue to rise, but at a slower rate than we experienced in the second half of 2018.

Looking at capital, we finished the quarter at $130.4 million, up $36 million, or 38.7% from the prior year. We continue to be pleased with the added liquidity and sponsorship of our shares after the completion of our capital raise in February. Equity-to-asset ratio of 13.2%, also up from the prior year.

Asset quality, as Mark touched on, total non-performing assets now stand at $4 million, or just 0.4% of total assets. The total level of non-performing assets is up $0.1 million from the prior year and up $0.5 million to the linked quarter. Included in on our non-performing asset total is $0.9 million in accruing restructured credits, and these restructured loans, which are nearly all maturity extensions, elevate our non-performing level by 9 basis points. So, absent these restructured credits, our total non-performing asset ratio would be just 31 basis points at year-end. That asset quality led us to have provision expense for the quarter of zero, equal to the linked quarter but down $0.2 million for the fourth quarter of 2017.

For the full year, we have set aside $0.6 million of provision compared to $0.4 million for the prior year. With loan losses in the quarter of $0.3 million, our absolute level of loan loss allowance at $8.2 million is up from the prior year by 3%, and due to loan growth, our allowance to total loans percentage has declined from 1.14% at December 31, 2017, to 1.06% currently. But this allowance level still places us at the median of our peer group, which is where we anticipate landing as we move forward into 2019. We now have NPL coverage with our allowance of 213% compared to 207% at the year prior.

In summary, a good full year and fourth quarter, with net income up 24% and 27%, adjusted for the DTL respectively. And for the full year, our pretax pre-provision income growth number was up $1 million, or 7.3%, and we’ve added assets under our care which have increased to $2.5 billion at 12-31 of 2018.

I’ll now turn the call back over to Mark.

Mark Klein

Thank you, Tony. Our results this quarter were in line with our expectations for the year. We are quite pleased with our ability to grow loans and deposits in nearly each of our markets. As a result, our $11.6 million in net income is our best performance in 15 years and reflects, as Tony indicated, a 24% improvement over the year, excluding the effects of the 2017 deferred tax liability we spoke of last year.

Our performance this year places us at the 83rd percentile of our 65-bank peer group and well within sight of our strategic performance goal always of the 90th percentile of that peer group or higher. With the top decile performance near, opportunities in those low-share, high-growth markets we’ve talked about for a number of quarters certainly within our reach, and now ample capital to leverage our expertise on our way to the $2 billion vision that we’ve now embraced, we’re driven to remain one of the highest performing community banks in America.

With that, I’ll turn it back to you, Melissa, for a wrap up.

Melissa Martin

Thanks, Mark. Operator, we’re now ready for questions.

QUESTIONS AND ANSWERS

Operator

Thank you. We will now begin the question-and-answer session. To ask a question, you may press star, then one on your telephone keypad. If you’re using a speakerphone, please pick up your handset before pressing the keys. To withdraw your question, please press star, then two. At this time, we will pause momentarily to assemble our roster.

Melissa Martin

While we’re waiting for questions to assemble, I would like to remind you that today’s call will be accessible on our website at www.yoursbfinancial.com under Investor Relations.

Operator

The first question today will be form Brian Martin with FIG Partners. Please go ahead.

Brian Martin

Hey good morning guys, maybe just a couple of things; just kind of high level whether you, Mark or Tony answer, but just maybe starting on the loan growth, it seems like this quarter you talked a little bit about pay-offs being up, commercial growth was still really strong. But can you give your thoughts on how you’re thinking about these pay-offs and just growth in 2019, both geographically and by segment? Are you more cautious, given some of the angst in the market that a lot of people seem to have been talking about, growth being a little bit less? But just some color on kind of your outlook and how pay-offs play into that would be helpful.

Mark Klein

Thanks, Brian. Great question. As we discussed a number of quarters before, we are clearly built for growth, with our 17 lenders and now 8 more individuals that have literally been decoupled from the operations of an office and now are on the street delivering treasury management services and potentially very small SBA credits. But clearly, we’re fully on offense. We had a few pay-offs right at the end of the year, roughly, I don’t know, Jon, maybe $8 million to $10 million right at the end of the year.

So, we’re built for growth, but make no mistake, we love our asset quality. We are patient for growth on the asset side, and clearly, we’ve been able to find the deposits at the margin or less, and so we’re excited about the opportunities in 2019 and we’re looking for similar growth trends of that higher single-digit or lower double-digit.

But Jon, any additional comments on how we did for the year? We were on pace to do much better and then we slowed down a bit.

Jon Gathman

Yes, I would just add to that, the couple of payoffs were large dollar payoffs, but we maintained those relationships. There were two or three different clients in there, all of them with commercial real estate prices soaring here over the last couple of years, there were just some opportunities for some of our clients to take and execute on some gains. So, we anticipate replacing balances with those clients here in 2019 and beyond.

But as Mark said, we have a lot of people on the street and I think we feel good about growth across all our regions, frankly. Certainly, the metropolitan markets offer more opportunity, but we have plans for all 17 plus 8, as Mark mentioned earlier.

Brian Martin

Okay, and just geographically or by segment, which markets did the best in ’18, and I guess is it a similar outlook for next year or for ’19?

Jon Gathman

Well, in terms of actual growth, all of our regions contributed something unique, Fort Wayne and Findlay, for example, on the SBA front, that don’t necessarily show up as growth. But in terms of growth, Columbus certainly, our Lima market had a very nice year; Defiance, our legacy market, did quite well; Toledo had a nice year, so those markets in particular. Some of the payoffs came in the other markets I didn’t mention, but they were, as Mark said, trending nicely heading into literally the last couple of weeks of the year. And I think this year our focus is across the entire footprint, but again the metropolitan markets of Columbus, Toledo, Fort Wayne, and Findlay are certainly going to offer more opportunity.

Brian Martin

And then just on the C&I side, I guess the focus is still on shifting more towards C&I and away from commercial real estate?

Jon Gathman

It is. And I’m very pleased with our results here in 2018, it’s the first year. Sometimes we saw that mix approach more what we’ve been targeting, and we continue to place that emphasis in terms of calling efforts, incentives and just general overall credit towards that. Not that we don’t like commercial real estate growth as well, but we want to achieve a mix similar to ’18 in ’19.

Brian Martin

The pipeline, the first quarter usually seems to have some seasonality to it, the pipeline’s pretty good right now heading into the first quarter?

Jon Gathman

I certainly think so. Again, it’s a bit regional at the moment. Columbus and Toledo have both nice pipelines heading here into the beginning of the year. But it is a bit seasonal, depending on market. I think we’ll see that accelerate in the second quarter, but we have a very nice pipeline here in the first as well.

Brian Martin

Okay, perfect. I don’t know if it’s for Tony, but just on the margin I think you talked about maybe a little pressure, but kind of what’s going on with the funding costs. If the Fed isn’t back on pause or maybe we get one increase, but I guess if you think about it, if it’s on pause and we don’t see anything, what are the puts and takes of the margin? What’s going to take it higher or lower, help you maintain it? It sounds like maybe there is a little drift lower, but if we don’t assume any rate increases, how should we think about it?

Tony Cosentino

Yes, I think that you hit on it, we’ve got some expectations in our go-forward forecast of kind of the market-based expectation of a couple of rate increases. Certainly, our asset sensitivity would tell us those coming off the floor would impact us a little bit. I’m more drifting down our margin based upon, I think the general rise in funding costs that we’re seeing. We are seeing significantly more competition than we did, say, in the first half of 2018 among our banks and our communities. So, I think as we try to maintain getting our pipeline funded on the loan side, that’s going to generally drift up our interest expense costs, not as dramatic as we did in ’18, but still, that will move up.

Mark Klein

And I think, Tony, it probably represents certainly the deposit betas of competition are driving our marginal cost of funds certainly higher. Everyone’s doing quite well in our region, Brian, and that’s certainly adding pressure to the deposit side of the balance sheet, which is why we now have eight individuals who were tied to the office, now on the street and finding more opportunities in that small business arena, and hopefully continuing to see GDP continue to expand at 3-plus mark to make more opportunities for everyone. But we’re poised for growth and we continue to intend to take market share.

Brian Martin

And so that drift lower, if the funding costs keep going up, I guess if we don’t see Fed increases, then it’s just tougher to get better pricing. Now I can see you’re pushing pricing up regardless of rates going up to help offset that funding cost pressure, or is it getting more difficult to push the loan yields up?

Tony Cosentino

This is Tony again, and Jon will jump in. I’d say we’ve seen a general rise in loan pricing. It has not certainly been on the same beta as deposit pricing has been, but I think we’ve established kind of new floors as we’ve gone through each couple of months in our local communities. Jon, if you’d like to add anywhere to that.

Jon Gathman

Yes, I think that’s a fair statement. I would just add, as we saw that rate curve decrease here, particularly in November, December on the long end, I think, as Tony said, a new floor was sort of set and competition sort of all readjusted to that level. So, while we’re able to increase loan pricing generally, Brian, I agree with Tony, I don’t know that it’s at the same level or at the same rate that we’re forced to increase deposit pricing. That said, a normalization of the rate curve here, if that happens in ’19, will certainly help that effort.

Mark Klein

And Brian, just one follow-up comment. We certainly have, like probably most banks, put an increased emphasis on the discussion with our clients that borrow our money with more conversation about the deposit side. And that’s why we’ve taken a much broader and deeper stance on that relationship potential with a 96%, 97% loan-to-deposit ratio currently.

Brian Martin

Thanks, Mark. As far as the deposit, I think you mentioned some deposit price initiative maybe you’re going to be putting in place. I guess is that something that is kind of baked into your thought here on what you’re doing with the margin, or can you give any color on what you’re thinking on that initiative or is it just kind of wait until you guys announce something?

Mark Klein

No, actually it’s a great question and it’s one we thought about deeply for a long time. One of our competitive disadvantages is that we don’t have brick-and-mortar on every corner of every street, unlike much of our regional competition, so it’s safe to say that you’ll see some more about it, but safe to say, we’re going to take our office generally to our clients. So we’re going to be heading out in the marketplace, as opposed to waiting for them to come to us, and that’s all about treasury management services, and actually picking deposits up and making sure that we’re taking care of the client, and that outside of remote capture, how can we become more intimate with the client, and that’s a part of going to the client’s place of business versus waiting for them to come to us. So, we’re going to try to alleviate a competitive disadvantage there.

Brian Martin

And Tony, just remind me one thing on the margin. Is there seasonality to the margin? So, your level today is 395, if you do drift lower, is there other quarters where it should be more impacted by mortgage than the other quarters?

Tony Cosentino

Yes, that’s absolutely right, Brian. As we’ve talked about, Q1 and Q4 are probably a 10-basis point differential between the mid-year quarters given mortgage volume, which is significantly seasonality-based.

Brian Martin

So how about just one last thing, and then I’ll jump out and let someone else jump in. But just on mortgage, I think the originations were up 10% this year, just as you guys think about your longer-term goal of getting to 500, given the environment we’re in, how do you think about 2019? And then, can you remind me of the people you’ve added? It sounds like you’ve added producers that help you take the origination volume up this year, even in, I guess, a difficult rate environment, so just your thoughts on ’19 and production and gain on sale margins, how you’re seeing things.

Mark Klein

First, just a couple of comments on the strategy. We fully intend, Brian, to do in Indianapolis what we began to do ten years ago in the Columbus market, now fifth in the whole market down there, but a pretty sizable market and pretty sizable players. But that said, we’re looking for certainly a better number, a larger number for production across the board as well as sales in 2019.

We continue to play a key role in that private client arena in the mortgage lending area, which has certainly helped us drive that volume, but the variable here clearly is not the amount. We still have a vision of the $500 million and beyond and the variables, production and producers, which is why we’ve gone to Indianapolis. We now, as I mentioned, had our first closing there. We have a gentleman there that’s going to be assimilating some individuals that he’s familiar with in that market. We have great aspirations for that market, including potential SBA and small business and commercial lending there in time as well.

So higher expectations in 2019, even with marginally higher rates, which hopefully will not increase precipitously, even with lower inventory, which we know has kind of constrained our volume over the last couple of years anyway. So other than that, the margin, Tony?

Tony Cosentino

Yes, I think, as we said, our pricing has maintained very strong in the mortgage business. It’s been kind of inventory and a little bit of pricing, but I don’t see a lot of dark clouds in that business line as we’ve looked at it. I think it’s still very strong for us, we have a very good process, our MLOs had a great 2018 individually, and feel very good about where we are.

Brian Martin

So, this 270, this type of margin seems like it’s at least a comfortable level, Tony, as you think about ’19?

Tony Cosentino

Absolutely. Yes, we’ve been in that range for some time, and I don’t see us drifting down from there.

Brian Martin

And just remind me, the production numbers for ’18 and I start thinking about ’19, what new people are onboard today that weren’t contributors in ’18?

Mark Klein

Well, we have the leader down in Indianapolis and we’re looking for several individuals and we’re pretty optimistic that at least the first half of the year that’s going to happen. And we continue to take on some additional talent and some assistance. Again, we’re willing to do whatever it takes to get our number. We were short this year from a 375 budget, but we’re looking for better numbers this coming year, and certainly hoping that the yield curve will remain accommodative to the mortgage world. I know there is some stress generally on the industry with higher rates and inventory, but again, our variable is the number of producers, not the number of productions.

Brian Martin

And the number of producers that weren’t in ’18 is not much different today yet, Mark. Is that right? I mean, you’re hoping to add people but where you sit today, it wasn’t like you hired ten people late in the year that are going to be kind of ramping up in ’19 just yet. Your hope is that’s what you do, but you haven’t done it yet.

Mark Klein

Yes, that’s a true statement. What we have in ’18, other than the one that we closed in Indianapolis and maybe a person or two in the Columbus market that we’ve brought onboard, clearly a couple individuals that might be coming on as an intern kind of a thing in the mortgage arena, but generally speaking, no, these are individuals that will marginally need to come on in ’19 to give us that 400 lift up from 340.

Brian Martin

Let me hop out. I’ve got a couple more questions, but if there’s someone else, I don’t want to take too much time, so let me hop out and then I can hop back in.

Mark Klein

All right. Thanks, Brian.

Operator

Once again, if you’d like to ask a question, please press star, then one. The next question comes from Toni Molinari with Cutler Capital Management. Please go ahead.

Toni Molinari

I just have two quick questions. First, congratulations on the upgrade in your CRA rating to Satisfactory. I know that’s a big undertaking. In the filing, you mentioned that this allows you to pursue a number of strategic opportunities. Could you provide some more color on those strategic initiatives that you’ll be pursuing as a result?

Mark Klein

We’ve had some great success organically, and we feel that’s one of the key ways to build shareholder value. But clearly, we’ve begun now with our newfound $30 million in capital, we know what we need to do to lever that capital, and we’re having additional conversations as we speak to potentially take what we think are our key business lines into other markets.

And without announcing anything definitively, we’re certainly encouraged about our new prospects, or at least continuing on prospects that we’ve been thinking about for some time that now with full compliance in our back pocket and building a case that we are, in fact, very attuned to the needs of our communities. We’re ready to move on to the next level now and potentially augment some M&A with that organic balance sheet growth that over the last five years, I might add, in all of our markets is about $600 million deposits and loans, and with the majority of that coming from new markets like Columbus, Toledo, Findlay and Fort Wayne. So, we’re excited about the opportunities.

Toni Molinari

Okay, great. And the second question, there was a bit of deterioration in the commercial and agricultural portfolio, and I think you mentioned some troubled SBA credits. Could you talk a little bit more about those?

Jon Gathman

Yes, it’s confined to two credits, both SBA, as Mark mentioned, really the charge down we took in the fourth quarter was all related to one credit and we took a very conservative approach there and charged off virtually all, not quite, but virtually all of the non-SBA guaranteed portion. Right at this moment we fully anticipate recovering all of that back, and we’re working with both of those on forbearance plans to move forward, and we think we will resolve one in the first quarter, and the other will be a little longer-term resolution.

But I think they’re both isolated cases, and they’re both relatively seasoned loans, they weren’t new loans, they had been around for a while, that had some changes in their business dynamics that forced them into a situation where we’re working closely with them.

Toni Molinari

Thank you, guys, very much.

Mark Klein

Thank you.

Operator

The next question is a follow-up from Brian Martin with FIG Partners. Please go ahead.

Brian Martin

Hey guys. Just a couple of last ones for me, how about capital deployment at this point. I mean, I guess you talked about M&A on the call, but also with the backup in banks, just kind of looking at potential buybacks, just kind of how you guys are thinking about capital deployment at this point?

Tony Cosentino

I think we were certainly hopeful with the capital raised in February of the opportunities that would present to ourselves in ’18. We couldn’t come to some resolution on pricing on some transactions we’re looking at. As Mark indicated, we’re going to have a fee-based business line that we’re going to announce here shortly that will help supplement our noninterest income that’ll utilize a bit of that capital. We’re continuing to look at various alternatives on recall buybacks, dividends, etc., and we’ll have some discussions about that shortly as well. So, I think we’ll have a lot of opportunities here for further capital development in ’19.

Mark Klein

And just one comment, Brian. As you well know, we were pretty excited on our first quarter $30 million capital raise, and certainly a clear intent on leveraging that capital. It took us a little while to get some of our compliance and CRA issues aligned and now we have all that. So, we have our capital, we’ve got our markets and we think we have a great opportunity to continue to expand on that which we’ve begun in some of those low-share, high-growth markets. So, we’re ready to go and we have the capital to get it done.

Brian Martin

In the discussions today, I mean with the market conditions, are discussions active, have they kind of tailed off a little bit, or how would you characterize M&A and just I guess, your hope to get something done maybe in ’19 as far as on the bank side front rather than the fee-based side?

Mark Klein

Clearly Brian, when we raised the capital, I think we indicated at that juncture that we would be disappointed if we didn’t have something in our pocket by the end of ’18. And we were and are, and that’s why we continue to be optimistic for 2019. Again, we think we have a good business model, we think we have some good opportunities on the fringes of our current footprint, and we think it would be very good for us, not only from a book perspective, but from an accretion of EPS perspective. So, without divulging much beyond that, we’re continuing to look at our strategic options.

Brian Martin

And then just last two, just on SBA and wealth management. SBA, with some of the government shutdown here, is that impacting production there, or I guess your outlook for how you’re thinking about full year ’19?

Jon Gathman

I would answer, it’s not impacting production, we continue to forge ahead just as we were before, and it’s not changing our outlook for ’19. At this point we still believe they’ll get it resolved and/or create some kind of temporary bridge. It is having a short-term implication in terms of getting us fee authorizations and sales completed, but it’s just delaying it. And as long as that delay stays short-term, clients are sort of hanging in there with us and we’re bridging temporary needs.

Mark Klein

Well, just one comment, Brian. Clearly now instead of double-digit gains, 10, 11, 12, we’re thinking this year maybe the 7 or 8 mark. And so, we’re strategically looking right now as to how can we take those higher yields potentially, have a much shorter breakeven and potentially keep them on our books. We’re continuing to look at that as we speak, we certainly know there is a tactical downside, which would be a reduction in that non-interest income, but with the breakeven much closer, we’re looking at that in terms of how we can build the balance sheet organically with pretty good yielding loans with a 75% guarantee. So, we’re pretty optimistic about the business line and we’ve been able to continue to develop it across the entire market.

Brian Martin

Remind me, what was your budget or your target, how you guys were thinking about SBA for this year?

Mark Klein

We wanted the $30 million mark; we delivered a $16 million mark. The BDO platform that we have in place was just kind of marginal in ’18. We currently have plans to kick that up with a restructure and an underwriting rejuvenation, if you will, to become a little more agile, a little nimbler with the process. But if we’re going to have the gain potentially, we know we’ve got to double the volume and so now we have, again, those eight individuals that are going to be doing the small ones in the marketplace, coupled with the four BDOs, we’re looking for improved results across our entire footprint in 2019.

Brian Martin

And you said the production in ’18 was $16 million?

Mark Klein

Yes.

Brian Martin

And then, was there any changes you had made to wealth management, maybe I missed that, but if you did, I was just going to ask what that was? If not, then no need to go into it.

Mark Klein

No, not on wealth management. We did land a couple of larger accounts on $50 million, $60 million kind of thing, and certainly put us in a better position to bring some profitability to the bottom line. But, no, same leader expanded team over in the Fort Wayne, Indiana market, and the goal is to continue to drive that on up to $600 million, $700 million in the next several years here.

Tony Cosentino

We had indicated that in last quarter’s call, that we thought we’d have a very nice fourth quarter, and all of those results came to pass in terms of our assets under management.

Brian Martin

And then, just on the expenses, Tony, I guess it’s fair to say that they’ve been controlled. Do you still expect to see some operating leverage in 2019? Is that the thought at this point, just kind of maintaining the expenses or being disciplined on them?

Tony Cosentino

Yes, I think that’s the right way to look at it. We’ve certainly grown expenses, roughly, certainly in ’18 about the same as we’ve done revenue. You know, looking back two or three years, we were growing revenue kind of two and three times of what our expense growth has. I think our ’19 expectation is that we’ll get to a more positive level than we achieved in ’18, which will drive net income growth to the levels that we expect. We deployed a lot of resources, I think, on the front-end, Brian, as we talked about, in ’18; the leasing side, the BDO strategy that Mark referenced. We were looking for those to really pay-off at a bit higher level here in ’19.

Mark Klein

In a nutshell, Brian, if the prior several years is all about optimism and a bit of pessimism, we were all optimistic, I mean, we put a lot of people on the street. And some of those bets have yet to deliver our expectations, and so in ’19 the message would be maybe just a little bit of pessimism with the process to make sure that we’re keeping a keen eye on expenses so that we can get back to that positive operating leverage that we’ve been known for that has conspicuously been absent in 2018 from some of the bets that we’ve made. So, we know we have to improve on that and we’re going to be just a little bit more of pessimism to balance the majority of the optimism, is how I’d say it.

Brian Martin

And the biggest areas, Mark, to your point about, maybe not hitting exactly where you wanted to, where do you see the most potential upside if there is execution this year, which areas of the business?

Mark Klein

Well, clearly we have high expectations across all fronts, the 90th percentile to start, and $2 billion, so M&A is a big part of our strategic discussion going forward. But we’ve got great commercial lenders, we’ve got great diversity in our markets, we’ve got great asset quality, as I mentioned we’re very patient for growth on the asset side, because we’re nearing the greatest bull market of all-time, and I’ve been around long enough to know that credit cycles don’t last good or bad forever.

So commercial lending, we continue to be strong in, we think we know it well. SBA, I think there is continual opportunity there, we’re just scratching the surface of a four-year-old business line. And I think that $30 million is certainly within our grasp, particularly with our BDO model we have, and as always, wealth management continues to be an area of emphasis for us, because of all the wealth that’s going to be changing hands, is changing and has changed and will continue to change going forward.

So, we like our business lines and we like our treasury management services and all the people we have on the street, because we’re going out of the brick-and-mortar and inside to intimacy and client contact and going to the client on the outside instead of them coming to us.

Brian Martin

And the last one was just on the allowance. It sounds like it drifted a little bit lower this year. I guess as you think about growth and where credit quality is at I guess would you think about that drifting a little bit lower based on your outlook for credit today or how do we think about the reserve in provisioning?

Mark Klein

As you might expect, the 200% of non-performance is a good place to be. As Tony mentioned, median is okay, I don’t get up in the morning wanting to be average; so, we want to have a greater reserve. Of course, we have CECL coming here, which is going to have a positive impact towards the end of ’19, but generally speaking, our work in the asset quality arena has allowed us to take up marginally a bit more risk in some of the SBA arena, which has certainly improved profitability.

But going forward, we know that the ability to hedge on the provision and the allowance is not going to be as great as it was this past year because we intend to continue to grow, and hopefully there will be some more opportunity with an M&A environment and opportunity. So, any more comments, Tony?

Tony Cosentino

I would just add, I would say our significant downward trend we’ve had in non-performing assets has allowed us to be a bit more aggressive on the provision side in the last couple of years. I would say as we look out in ’19, we would expect non-performing to stay in the same general level of range, up to a 50-basis point type level at the high end of assets. And given those numbers, provision levels would return to more normalized levels in ’19.

Brian Martin

All right, that’s helpful. I appreciate all the color, guys. Thanks.

CONCLUSION

Operator

Ladies and gentlemen, this concludes our question-and-answer session. I would like to turn the conference back over to Mark Klein for any closing remarks.

Mark Klein

Once again, thank you all for joining us. We’re quite pleased with our 2018 year, and even more excited about the prospects for 2019. We’re looking forward to bringing you up-to-date again in April on the first quarter of 2019, as we’ll be broadcasting our annual meeting live over the internet. So, we’re looking forward to chatting with you all again with regard to first quarter of 2019 in April. Thanks for joining.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.